SETTLEMENT AGREEMENT

                    SETTLEMENT AGREEMENT dated as of May 12, 1994
          (this "Agreement") between DEDICATED HOLDINGS LTD., a
          Liberian corporation (the "Borrower"), and DEN NORSKE
          BANK AS (the "Lender").

                               R E C I T A L S:

                    WHEREAS, pursuant to the Credit Agreement dated as of April 16, 1993 (the "Credit Agreement") between the Borrower and the Lender, the Lender made a loan to the Borrower in an aggregate original principal amount of US$4,945,894.76 (the "Loan");

                    WHEREAS, on September 5, 1994 the Lender delivered a letter to the Borrower to the effect that Events of Default under the Credit Agreement had occurred and were continuing pursuant to (a) Section 9.01(a) of the Credit Agreement as a result of the failure of the Borrower to pay on July 31, 1993 accrued and unpaid interest on the Loan and accrued and unpaid Supplemental Interest (as defined in the Credit Agreement) on such interest pursuant to Section 3.03 of the Credit Agreement, (b) 9.01(d) of the Credit Agreement as a result of certain defaults by the Guarantor and certain other Blystad Affiliates in the payment when due of certain of their respective Indebtedness, and (c) pursuant to Section 9.01(e) of the Credit Agreement as a result of the commencement of a proceeding under Insolvency Laws in respect of Rederi A/S Mimer (collectively, the "Initial Events of Default");

                    WHEREAS, the Loan has become due and payable in accordance with the terms of the Credit Agreement; and

                    WHEREAS, the Borrower is unable to repay the Loan, accrued and unpaid interest thereon, accrued and unpaid Supplemental Interest on such interest, interest that has accrued from time to time under the Credit Agreement on the foregoing amounts at the Default Rate (as defined in the Credit Agreement), or any and all other outstanding obligations owed to the Lender under the Credit Agreement (including, without limitation, attorney's fees and disbursements and other costs and expenses incurred by the Lender in connection with the enforcement and preservation of its rights and remedies);

                    NOW, THEREFORE, in consideration of the
          premises and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and subject to and upon the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                    Section 1. Definitions. Each capitalized term used herein which is not otherwise defined herein shall have, unless the context or otherwise requires, the meaning specified for such term in the Credit Agreement (whether by reference to another Credit Document or otherwise).

                    Section 2.  Terms of Settlement.

                         (a)  Satisfaction of Obligations.  Subject
          to the other provisions of this Section 2 and in accordance with Section 9-505(2) of the Uniform Commercial Code as in effect in the State of New York:
          (i) the Borrower, in complete satisfaction of the Borrower's obligation to pay to the Lender the outstanding principal amount of the Loan, accrued and unpaid interest thereon, accrued and unpaid Supplemental Interest on such interest and all of the other Obligations (including, without limitation, the cost and expenses of the Lender and its counsel in connection with this Agreement and the consummation of the transactions contemplated hereby), hereby transfers, assigns and conveys to the Lender all of the Borrower's right, title and interest in, to and under the Pledged Shares and the Assigned Documents described on Schedule 1 hereto (collectively, the "Relevant Collateral"), including, without limitation, the right of the Borrower under the Distribution Agreement to request BCL to initiate a Holders Sale Event (as defined in the Registration Rights Agreement) pursuant to Section 4.4(b) of the Registration Rights Agreement; and (ii) the Lender shall retain, and hereby accepts, the Relevant Collateral in satisfaction of all of the Obligations. In furtherance of the foregoing, the Borrower hereby irrevocably authorizes the Lender, and hereby irrevocably appoints the Lender as its attorney-in-fact, coupled with an interest and with full power of substitution and full power to act alone in the place and stead of the Borrower, to, from time to time, in its own name or in the name of the Borrower, execute and deliver all such instruments and other documents, make such filings and take all such other actions as the Lender deems necessary or advisable in order to consummate the foregoing transfer, assignment and conveyance (including, without limitation, the completion by the Lender of the stock power delivered to the Lender in respect of the Pledged Shares pursuant to the Pledge Agreement, the tender of such stock power and the stock certificates representing the Pledged Shares to R&B and the transfer agent of the Pledged Shares for the purpose of obtaining new stock certificates for the Pledged Shares in the name of the Lender or any other Person designated by the Lender, the delivery of such notices, opinions and other documents to R&B and such transfer agent under the Registration Rights Agreement as may be desirable for the Lender to effectively obtain, in accordance with the terms thereof, the rights of the Borrower thereunder and the re-registration of the Pledge Shares in the name of the Lender).

                         (b)  Certain Waivers by the Borrower.  The
          Borrower hereby waives and renounces any and all rights it has, whether in equity, at law or otherwise (including, without limitation, under Section 9-505(2) of the Uniform Commercial Code as in effect in the State of New York), to (i) redeem any or all of the Relevant Collateral or any portion thereof, and (ii) receive any of the proceeds from any sale, transfer, assignment or other disposition of any of the Relevant Collateral or any portion thereof, even if such proceeds exceed the aggregate outstanding amount of the Obligations immediately prior to giving effect to the settlement contemplated hereby.

                         (c)  Survival of Representations,
          Indemnities, Etc. Notwithstanding anything to the contrary contained herein, all warranties, representations and indemnities made by the Borrower herein or in any Credit Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                         (d)  Reinstatement of Obligations.
          Notwithstanding anything to the contrary contained herein, in the event the transfer, assignments, conveyance and retention of all or any of the Relevant Collateral to and by the Lender pursuant to the terms hereof is subsequently invalidated, declared to be fraudulent or preferential or set aside, or in the event the Lender is required to re-transfer to the Borrower or any other Person any of the Relevant Collateral or pay to the Borrower or any other Person any proceeds from the Relevant Collateral received at any time by the Lender, in any such case under any Insolvency Law or other federal, state or foreign law, common law or equitable cause, then the Obligations (including, without limitation, the obligation of the Borrower to immediately repay the Loan) shall be reinstated, automatically as of the date hereof, (i) in the case of any such re-transfer of any of the Relevant Collateral, in full, and (ii) in the case of any such payment, to the extent of the amount of such payment.

                    Section 3. Further Assurances. In case at any time on or after the date hereof any further action is necessary or desirable in order to carry out the terms and purposes of this Agreement, each party hereto shall promptly take all such actions (including, without limitation, the execution, delivery and/or filing of such further instruments and documents) as the other party hereto may reasonably request for such purposes or as otherwise may be necessary or desirable to complete or perfect the transactions contemplated hereby.

                    Section 4.  Covenants and Representations of
          Lender.  The Lender:

                         (a)  agrees for the benefit of the parties
          to the Registration Rights Agreement that (i) the Lender shall be bound by the terms and provisions of the Registration Rights Agreement, and (ii) the Pledged Shares shall continue to be subject to the terms and provisions of the Registration Rights Agreement in accordance with the terms thereof; and

                         (b)  represents and warrants for the
          benefit of R&B and the Holders (as such term is defined in the Registration Rights Agreement as in effect on the date hereof) that it is acquiring its interest in the Pledged Shares for its own accounts in satisfaction of the Obligations and not with a view to the distribution thereof or with any present intention of distributing or selling all or any portion thereof other than pursuant to an effective registration statement filed with the United States Securities and Exchange Commission, all without prejudice, however, to the Lender's right at any time lawfully to sell or otherwise dispose of, in accordance with the Registration Rights Agreement, all or any portion of the Pledged Shares. The Lender acknowledges and agrees for the benefit of R&B and the Holders that the Pledged Shares may be sold (which sales, other than pursuant to an effective registration statement filed with the United States Securities and Exchange Commission, are not now contemplated) only if registered pursuant to the Securities Act, if an exemption from registration is available or under circumstances where neither such registration nor such an exemption is required by law.

                    Section 5.  Miscellaneous.

                         (a)  Binding Effect; Successors and
          Assigns. This Agreement and all of the terms hereof shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided that the Borrower may not assign or delegate, as applicable, any of its rights, interests or obligations hereunder to any Person without the prior written consent of the Lender.

                         (b)  Headings Descriptive.  The headings
          of the several sections of the this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                         (c)  Severability.  In case any provision
          in, or obligation under, this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations under this Agreement, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                         (d)  Counterparts.  This Agreement may be
          executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                         (e)  Governing Law.  THIS AGREEMENT AND
          THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE
          LAWS OF THE STATE OF NEW YORK.

                         (f)  Waiver of Trial by Jury.  EACH OF THE
          BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SET-OFF, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF ANY SUCH PERSONS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR IN CONNECTION WITH THE TRANSACTIONS RELATED HERETO OR THERETO OR CONTEMPLATED HEREBY OR THEREBY OR THE EXERCISE OF ANY SUCH PERSON'S RIGHTS AND REMEDIES HEREUNDER OR THEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH SUCH PERSON AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN SUCH PERSONS IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN ANY SUCH PERSONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                    IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute and deliver this Settlement Agreement as of the date first above written.

                                   DEDICATED HOLDINGS LTD.

                                   By:
                                      Name:
                                      Title:

                                   DEN NORSKE BANK AS

                                   By:
                                      Name:
                                      Title:
                                                      Schedule 1 to
                                               Settlement Agreement

                      DESCRIPTION OF RELEVANT COLLATERAL

          1.   2,099,180 shares of common stock of Reading &
               Bates Corporation, par value US$0.05 per share, represented by stock certificate number
               RB 0480, and such stock certificate.

          2. Registration Rights Agreement dated as of March 27, 1991, as amended, by and among Reading & Bates Corporation, BCL Investment Partners, L.P. and certain other holders of shares of common stock of Reading & Bates Corporation.

          3. Registration Rights Agreement Notice and Consent dated April 12, 1993 from BCL Investment Partners, L.P., Greenwing Investments, Inc., Serife Investments, N.V., Dedicated Holdings, Ltd., Financial Investments, Ltd., Life Line Investments, Ltd., RBY, Ltd., N&M Holdings N.V. and Workships Intermediaries N.V to Reading & Bates Corporation, agreed to as of such date by Reading & Bates Corporation.

          4. Assignment and Assumption Agreement dated on or about April 20, 1993 among BCL Investment Partners, L.P., Greenwing Investments, Inc., Serife Investments, N.V., Dedicated Holdings, Ltd., Financial Investments, Ltd., Life Line Investments, Ltd., RBY, Ltd., N&M Holdings N.V. and Workships Intermediaries N.V.

          5.   Stockholders Agreement dated on or about
               April 20, 1993 among BCL Investment Partners, L.P., Greenwing Investments, Inc., Serife Investments, N.V., Dedicated Holdings, Ltd., Financial Investments, Ltd., Life Line Investments, Ltd., RBY, Ltd., N&M Holdings N.V. and Workships Intermediaries N.V.